Exhibit 99.1

Avinger Reports Third Quarter 2020 Financial Results

57% Sequential Increase in Revenue

10 New Account Launches in Third Quarter

Redwood City, Calif., November 10, 2020 - Avinger, Inc. (Nasdaq: AVGR), a commercial-stage medical device company marketing the first and only intravascular image-guided, catheter-based system for diagnosis and treatment of Peripheral Artery Disease (PAD), today reported results for the third quarter ended September 30, 2020.

Third Quarter and Recent Highlights

●	Revenue increased 57% sequentially to $2.3 million, driven by a 71% increase in Pantheris disposable sales
●	Gross margin rose sequentially to 34%, due to increased sales activity and continued cost containment
●	Launched 10 new Lumivascular accounts in the third quarter, with additional new sites already launched in the fourth quarter
●	Received 510(k) clearance for Tigereye™, Avinger’s next generation CTO-crossing device, and initiated U.S. limited launch at key opinion leader sites in October
●	Increased cash on hand to $25.3 million at September 30, 2020, which is anticipated to fund our growth initiatives through 2021

Jeff Soinski, Avinger’s President and CEO, commented, “The third quarter saw a significant acceleration of case activity, driving a 57% sequential increase in revenue and gross margin of 34%, effectively returning Avinger to its pre-COVID business levels. We added 10 new customer sites in the third quarter, with more sites already added in the fourth quarter and a robust pipeline of sales opportunities. By maintaining our lean operating expense profile, we improved bottom line performance over the prior year while continuing to invest in our strategic growth initiatives.”

“Beginning in the fourth quarter, we also took a key step forward in our growth strategy with completion of the first U.S. commercial cases for Tigereye, our next generation CTO-crossing catheter. Patient outcomes have been compelling, demonstrating the power of Tigereye’s enhanced imaging, steerability and new distal tip design. We will continue launching at key opinion leader sites throughout the fourth quarter, then progress to full commercial availability in the first quarter of 2021. Similar to the successful Pantheris SV launch, we expect Tigereye to fuel higher revenue growth opportunities across both existing and new user sites.

“Through our capital raising activities and efficient cost structure, the Company ended the quarter with more than $25 million in cash, which is anticipated to fund our growth initiatives through 2021. We now have the capital to drive increased utilization of our Lumivascular solutions, support the rollout of our Tigereye CTO-crossing catheter, finalize the development of our enhanced L300 Lightbox, and advance our clinical efforts in support of expanded use and reimbursement. We believe these initiatives will advance our competitive position and revenue growth opportunities in 2021 and beyond.”

Third Quarter 2020 Financial Results

Total revenue was $2.3 million for the third quarter of 2020, an increase of 57% from the second quarter of 2020 and a decrease of 4% from the third quarter of 2019. The sequential increase in revenue reflected a swift recovery from the effects of the COVID-19 pandemic in the June quarter as Avinger saw a strong return to outpatient treatments for PAD. Pantheris revenues continued to show strength, growing 71% over the prior quarter, and slightly over the prior year.

Gross margin for the third quarter of 2020 was 34%, increasing from 24% in the second quarter of 2020 and down slightly from 35% in the third quarter of 2019. Operating expenses for the third quarter of 2020 were $4.9 million, compared with $4.0 million in the second quarter of 2020 and down 11% from $5.5 million in the third quarter of 2019.

Net loss and comprehensive loss for the third quarter of 2020 was $4.5 million, compared with $4.0 million in the second quarter of 2020 and $4.6 million in the third quarter of 2019.

Adjusted EBITDA, as defined under non-GAAP measures in this press release, was a loss of $3.5 million, compared with a loss of $2.9 million in the second quarter of 2020, and an improvement of 10% year-over-year compared with a loss of $3.9 million in the third quarter of 2019.

For more information regarding non-GAAP financial measures discussed in this press release, please see “Non-GAAP Financial Measures” below, as well as the reconciliation of GAAP to non-GAAP measures provided in the tables below.

Balance Sheet

Cash and cash equivalents totaled $25.3 million as of September 30, 2020, compared with $16.6 million as of June 30, 2020. In the third quarter of 2020, Avinger received approximately $12.0 million in net proceeds from underwritten public offerings.

Conference Call

Avinger will hold a conference call today, November 10, 2020 at 4:30pm ET to discuss its third quarter 2020 financial results.

Individuals interested in listening to the conference call may do so by dialing +1-201-689-8031. To listen to a live webcast, please visit http://www.avinger.com and select Investor Relations. A webcast replay of the call will be available on Avinger's website following completion of the call at www.avinger.com.

About Avinger, Inc.

Avinger is a commercial-stage medical device company that designs and develops the first and only image-guided, catheter-based system for the diagnosis and treatment of patients with Peripheral Artery Disease (PAD). PAD is estimated to affect over 12 million people in the U.S. and over 200 million worldwide. Avinger is dedicated to radically changing the way vascular disease is treated through its Lumivascular platform, which currently consists of the Lightbox imaging console, the Ocelot family of chronic total occlusion (CTO) catheters, and the Pantheris® family of atherectomy devices. Avinger is based in Redwood City, California. For more information, please visit www.avinger.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our future performance, patient benefits of Tigereye, expected revenue growth from sales of Tigereye, the timing of full commercial availability of Tigereye, and development of other products. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include our dependency on a limited number of products; the resource requirements related to Pantheris, TIGEREYE and our Lightbox imaging console; the outcome of clinical trial results; as well as the other risks described in the section entitled "Risk Factors" and elsewhere in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 6, 2020, and subsequent Form 10-Qs. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Avinger disclaims any obligation to update these forward-looking statements.

Non-GAAP Financial Measures

Avinger has provided in this press release financial information that has not been prepared in accordance with generally accepted accounting principles in the United States (GAAP). The Company uses these non-GAAP financial measures internally in analyzing its financial results and believes that the use of these non-GAAP financial measures is useful to investors as an additional tool to evaluate ongoing operating results and trends and in comparing the Company’s financial results with other companies in its industry, many of which present similar non-GAAP financial measures.

The presentation of these non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s financial statements prepared in accordance with GAAP. A reconciliation of the Company’s non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial statement tables included in this press release, and investors are encouraged to review these reconciliations.

Adjusted EBITDA. Avinger defines Adjusted EBITDA as net loss and comprehensive loss plus interest expense, net, plus other income, net, plus stock-based compensation expense plus certain inventory charges plus certain depreciation and amortization expense. Investors are cautioned that there are a number of limitations associated with the use of non-GAAP financial measures as analytical tools. Furthermore, these non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP, and the components that Avinger excludes in its calculation of non-GAAP financial measures may differ from the components that its peer companies exclude when they report their non-GAAP results of operations. Avinger compensates for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP financial measures. In the future, the Company may also exclude other non-recurring expenses and other expenses that do not reflect the Company’s core business operating results.

Investor Contact:

Mark Weinswig
Chief Financial Officer
Avinger, Inc.
(650) 241-7916
ir@avinger.com

Matt Kreps

Darrow Associates Investor Relations

(214) 597-8200

mkreps@darrowir.com

Condensed Statements of Operations and Comprehensive Loss

(in thousands) (unaudited)

	For the Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2020	2020	2019	2020	2019

Revenue	$2,302	$1,466	$2,410	$6,029	$6,569
Cost of revenue	1,525	1,107	1,563	4,392	4,629
Gross profit	777	359	847	1,637	1,940

Operating expense
Research and development	1,417	1,297	1,371	4,308	4,120
Selling, general, and administrative	3,461	2,654	4,091	10,501	12,168
Total operating expense	4,878	3,951	5,462	14,809	16,288

Operating loss	(4,101)	(3,592)	(4,615)	(13,172)	(14,348)

Other (expense) income, net:
Interest expense, net	(432)	(412)	(307)	(1,212)	(849)
Other income (expense), net	8	4	299	8	868
Net loss and comprehensive loss	(4,525)	(4,000)	(4,623)	(14,376)	(14,329)
Accretion of preferred stock dividends	(967)	(967)	(895)	(2,901)	(2,685)
Net loss attributable to common stockholders	$(5,492)	$(4,967)	$(5,518)	$(17,277)	$(17,014)

Net loss per share attributable to common stockholders basic and diluted	$(0.08)	$(0.18)	$(0.70)	$(0.46)	$(2.75)

Weighted average common shares used to compute net loss per share, basic and diluted	69,459	27,310	7,900	37,246	6,189

Condensed Balance Sheets

(in thousands, except per share amounts) (unaudited)

	September 30,	December 31,
Assets	2020	2019
Current assets:
Cash and cash equivalents	$25,326	$10,943
Accounts receivable, net of allowance for doubtful accounts of $19 at both September 30, 2020 and December 31, 2019	1,341	1,458
Inventories	3,994	3,912
Prepaid expenses and other current assets	524	311
Total current assets	31,185	16,624

Right of use asset	4,269	4,856
Property and equipment, net	942	1,661
Other assets	550	684
Total assets	$36,946	$23,825

Liabilities and stockholders' equity

Current liabilities:
Accounts payable	$632	$663
Accrued compensation	1,455	1,782
Accrued expenses and other current liabilities	683	654
Leasehold liability, current portion	787	722
Borrowings, current portion	11,632	8,967
Series A preferred stock dividends payable	2,900	-
Total current liabilities	18,089	12,788

Leasehold liability, long-term portion	3,483	4,135
Borrowings, long-term portion	911	-
Other long-term liabilities	9	7
Total liabilities	22,492	16,930

Stockholders' equity:
Convertible preferred stock, par value $0.001	-	-
Common stock, par value $0.001	85	10
Additional paid-in capital	377,080	355,220
Accumulated deficit	(362,711)	(348,335)
Total stockholders' equity	14,454	6,895
Total liabilities and stockholders' equity	$36,946	$23,825

Reconciliation of Adjusted EBITDA to Net loss and comprehensive loss

(in thousands) (unaudited)

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2020	2020	2019	2020	2019

Net loss and comprehensive loss	$(4,525)	$(4,000)	$(4,623)	$(14,376)	$(14,329)
Add: Interest expense, net	432	412	307	1,212	849
Add: Other (income) expense, net	(8)	(4)	(299)	(8)	(868)
Add: Stock-based compensation	384	325	523	1,160	1,532
Add: Certain inventory charges	-	96	-	96	-
Add: Certain depreciation and amortization charges	223	228	226	676	654
Adjusted EBITDA	$(3,494)	$(2,943)	$(3,866)	$(11,240)	$(12,162)